Exhibit 99.1

December 4, 2020

For immediate release

California Public Utilities Commission Issues Decision
on Cal Water’s 2018 General Rate Case

SAN JOSE, Calif.—The California Public Utilities Commission (CPUC) issued its decision yesterday on the 2018 General Rate Case and Infrastructure Improvement Plan for California Water Service (Cal Water), the largest subsidiary of California Water Service Group (NYSE: CWT). The decision marks the end of an extensive review of the utility’s water system improvement plans, costs, and rates.

The decision by the CPUC, the governmental body responsible for providing independent oversight and setting water rates that reflect the actual costs of providing service, adopts the proposed decision issued October 14, 2020, by the Administrative Law Judge overseeing the case. The proposed decision had approved the settlement reached in October 2019 by Cal Water and the CPUC’s Public Advocates Office, allowed Cal Water to continue its decoupling balancing accounts through 2022, enabled Cal Water to retain its pension and medical cost balancing accounts, and resolved the remaining issues excluded from the settlement.

The CPUC’s decision authorizes Cal Water to invest $828 million in its districts through 2021 in order to continue providing safe, reliable water service to its customers throughout California. This includes $148 million of water system infrastructure upgrades that would be recovered via the CPUC’s advice letter procedure after those projects are completed. The decision authorizes Cal Water to increase total adopted revenue company-wide by approximately $4.4 million in 2020, which will be collected beginning in 2021, and up to $20.9 million in 2021 and $21.4 million in 2022, subject to the CPUC’s escalation earnings test. Additionally, Cal Water could increase revenue up to $17.3 million when the advice letter projects are completed. Rate changes will vary by service area.

“We appreciate the CPUC’s thorough analysis and decision on our 2018 General Rate Case and Infrastructure Improvement Plan, which will enable us to continue fulfilling our promise to provide quality, service, and value to our customers and firefighters,” said Martin A. Kropelnicki, President and CEO. “We take our responsibility to provide a reliable supply of safe, high-quality drinking water at affordable rates very seriously, and will continue working hard every day for the nearly 2 million people we serve.”

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to more than 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to natural disasters or calamities, public health crises, pandemics, epidemics or outbreaks of a contagious disease, such as the recent outbreak of Coronavirus (or COVID-19), or any escalation or worsening of the foregoing; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Media Contact

Yvonne Kingman

ykingman@calwater.com

310-257-1434